UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

July 12, 2016

Date of report (Date of earliest event reported)

Axsome Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37635	45-4241907
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Broadway, 9th Floor New York, New York	10004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 332-3241

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On July 8, 2016, Axsome Therapeutics, Inc. (the “Company”) determined that a non-cash $1.65 million premium associated with the Company’s convertible notes, which were converted in November 2015, should have been recorded directly to additional paid in capital. As a result, the previously reported interest and other income (expense) and net loss for the year ended December 31, 2015 were understated by the same amount. The correction of this error will have no impact on the Company’s cash, total assets, total stockholders’ equity, loss from operations, or total cash flows.

To reflect the above change, management and the Audit Committee of the Company’s Board of Directors, after discussion with the Company’s independent registered public accounting firm, Ernst & Young, LLP, concluded that the Company will file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”), which was originally filed on March 24, 2016, restating the financial statements for the year ended December 31, 2015, and an amendment to its March 31, 2016 Form 10-Q (the “March 2016 Form 10-Q”), which was originally filed on May 11, 2016, restating its additional paid in capital and accumulated deficit reflected in the balance sheets as of March 31, 2016 and December 31, 2015. Accordingly, the Company’s financial statements for the year ended December 31, 2015 included in the 2015 Form 10-K, and for the quarter ended March 31, 2016 included in the March 2016 Form 10-Q, should no longer be relied upon.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axsome Therapeutics, Inc.

Dated: July 12, 2016	By:	/s/ Herriot Tabuteau, M.D.
	Name:	Herriot Tabuteau, M.D.
	Title:	Chief Executive Officer

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